Exhibit 99.1

For information, contact:

Investors – David Oatman 281-836-7035

Media – Susan Moore 281-836-7398

EXTERRAN PARTNERS COMPLETES ACQUISITION OF

COMPRESSION AND PROCESSING ASSETS FROM EXTERRAN HOLDINGS

HOUSTON (Mar. 9, 2012) – Exterran Holdings, Inc. (NYSE: EXH) and Exterran Partners, L.P. (NASDAQ: EXLP) today announced that Exterran Partners has completed its previously announced acquisition of compression and processing assets from Exterran Holdings.

The acquired assets include contracts serving approximately 40 customers of Exterran Holdings, together with approximately 400 compressor units used to provide compression services under those contracts. These compressors comprise approximately 188,000 horsepower, which represents approximately 5 percent (by available horsepower) of the combined U.S. contract operations business of Exterran Holdings and Exterran Partners. In addition, the acquired assets include approximately 140 compressor units, comprising approximately 75,000 horsepower previously leased from Exterran Holdings to Exterran Partners, and a natural gas processing plant with a capacity of 10 million cubic feet per day located in the northeastern United States used to provide processing services pursuant to a long-term services agreement.

The transaction consideration includes Exterran Partners’ assumption of approximately $105.4 million of Exterran Holdings’ debt and the payment of approximately $77.4 million in cash (which includes cash paid as consideration in lieu of the 1.9 million Exterran Partners units Exterran Holdings was originally due to receive as part of its consideration in the transaction). Exterran Holdings will use the cash proceeds from the transaction to reduce the outstanding debt balance under its credit facility. Exterran Partners financed the transaction (including funds utilized to immediately repay the debt assumed from Exterran Holdings) with approximately $78.8 million of borrowings under its revolving credit facility and approximately $104.0 million of net proceeds from its recently completed underwritten public offering of common units. In connection with the transaction, Exterran Partners on March 7, 2012 amended its senior secured credit facility to, among other things, increase its size by an additional $200 million to $900 million.

About Exterran Holdings and Exterran Partners

Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications. Exterran Holdings serves customers across the energy spectrum – from producers to transporters to processors to storage owners. Headquartered in Houston, Texas, Exterran has approximately 10,000 employees and operates in approximately 30 countries.

Exterran Partners, L.P. provides natural gas contract operations services to customers throughout the United States. Exterran Holdings owns an equity interest in Exterran Partners.

For more information, visit www.exterran.com.